Exhibit 21.1

Subsidiaries of the Registrant

Subsidiaries
RRE Opportunity Holdings II, LLC
RRE Opportunity OP II, LP
RRE Bear Creek Holdings, LLC
RRE Oak Hill Holdings, LLC

The subsidiaries listed above are all incorporated in the State of Delaware.